


INDEX

                                                   Page
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS . . . . . . .    1
FINANCIAL STATEMENT SCHEDULES . . . . . . . . . .  F-1

                       CASINO MAGIC OF LOUISIANA, CORP.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Except for the historical information contained herein, the matters addressed in this Annual Report may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section
21E  of  the  Securities  and  Exchange  Act  of  1934,  as  amended.    Such
forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated by the Company's management. Factors that may cause actual performance of the Company to differ materially from that contemplated by such forward-looking statements include, among others: the failure to obtain adequate financing to meet strategic goals; possible Year 2000 issues (discussed in more detail below); the failure to retain gaming licenses or regulatory approvals; severe weather conditions; the failure to meet the Company's debt service obligations; and the saturation of, or other adverse changes in the gaming market in which the Company operates. The Private Securities Litigation Reform Act of 1995 (the "Act") provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this Annual Report are made pursuant tot he Act. For more information on the potential factors which could affect the Company's financial results, please review the Company's financial statements included herein and the discussion contained therein under the caption "Certain Significant Risks Factors and Uncertainties."
YEAR  2000
The Company is actively evaluating and resolving any potential impact of the Year 2000 problem on the processing of date-sensitive information by its information systems, and the information systems of vendors upon whom the Company is dependent. The Year 2000 problem exists because computer systems and applications were historically designed to use two digit fields (rather than four) to designate a year, and date sensitive systems may not properly recognize 2000, which could result in miscalculations or system failures. Hollywood Park has established a Year 2000 project team composed of individuals from each business unit, including Casino Magic of Louisiana, Corp., to identify and mitigate Year 2000 issues, with respect to the Company's information systems, products, facilities, suppliers and customers. INTERNAL COMPUTER SYSTEMS. The Company believes that its various financial reporting software and associated hardware are Year 2000 compatible. It has identified the following software and hardware applications that will need to be upgraded or replaced at an estimated cost of $100,000: (a) payroll software; (b) personal computer networks; and (c) gaming patron player tracking systems. This cost estimate is based on numerous assumptions, including the assumptions that the Company has already identified the most significant Year 2000 issues. There can be no guarantee that these assumptions are accurate, and actual results could differ materially from those anticipated.
The Company cannot be assured that its Year 2000 program will be effective, or that estimates about time and costs of completing the Year 2000 program will be accurate, or that third party suppliers will timely resolve any or all Year 2000 problems with their systems. Any failure of a third party supplier to timely resolve their Year 2000 issues could result in material disruption of the Company's business. Such disruption could have a materially adverse effect on the Company's business, financial condition and results of operations.

                       CASINO MAGIC OF LOUISIANA, CORP.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                           OPERATIONS - (CONTINUED)
RESULTS  OF  OPERATIONS
YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997 Gaming revenues increased by $18.3 million, or 20.4%, for the year ended December 31, 1998, as compared to the year ended December 31, 1997. The increase in revenues was a result of the Company's greater maturity in the Shreveport-Bossier City market, the upgrading of product mix in slot machines, and more effective marketing programs. Food and beverage revenues decreased by $0.6 million, or 21.1%, over the comparative year primarily due to the change in marketing strategy for 1998 that greatly reduced complimentary food and beverage promotions.
Total operating expenses increased $6.6 million, or 8%, during the year ended December 31, 1998, as compared to the year ended December 31, 1997. Casino expenses increased $6.7 million, or 14%, as a corresponding result of the increased gaming revenues. Casino expenses as a percentage of Total Revenues decreased from 51.0% in 1997 to 48.9% in 1998, principally as a result of operating efficiencies at higher revenue levels. In addition, advertising and marketing costs as a percentage of Total Revenues dropped from 16.1% to 12.7%. This reduction reflects more focused and effective marketing programs, particularly direct mail marketing. Other administrative and operating expenses slightly decreased by $0.1 million over the comparative year as a result of cost cutting and budgetary programs.
Other expenses increased $7.0 million, or 43%, during the year ended December 31, 1998, as compared to the year ended December 31, 1997. These expenses include an increase in interest expense of $0.8 over the comparative year relating primarily to the First Mortgage Notes. Also included in other
(income) and expenses is an increase of $2.3 million in expenses related to the merger between Casino Magic and Hollywood Park, Inc. and a $3.4 million increase in loss on sale of assets. In 1998, the Company recorded a $1.9 million loss on sale of assets due to impairment in value; whereas in the comparative year, the Company recorded a $1.4 million gain on sale of assets due to the sale of the Crescent City Riverboat.
YEAR  ENDED  DECEMBER  31,  1997
A comparison of results from 1996 to 1997 is not meaningful due to the opening of the facility in October 1996.
Gaming revenues at Casino Magic-Bossier City were $89.5 million for 1997. Based upon public reports made to the Louisiana Gaming Control Board, this represents approximately a 17.5% share of total gaming revenues in the four casino Bossier City/Shreveport Market. During 1997, the Company attempted to increase Casino Magic-Bossier City's market share through significant marketing, advertising and promotional efforts. However, this attempt to strengthen Casino Magic-Bossier City's market share was not as successful as anticipated. Other revenues, which represent food and beverage sales, were $3.7 million for 1997.
Total costs and expenses during 1997 were $87.5 million and Casino Magic-Bossier City had operating income of $5.7 million for 1997. The Company incurred $8.2 million in total marketing and promotional expenses during the first quarter of 1997, including approximately $4.0 million in promotional give-away programs which were expected to generate a level of incremental gaming revenues that were not achieved. Additionally, in the first four months of 1997, Casino Magic-Bossier City was incurring operating expenses at a level consistent with operating a property at significantly higher revenue levels. Beginning in May 1997 the Company implemented changes to reduce overall operating costs, and specifically marketing and promotional costs. These cost reductions enabled the Company to achieved positive cash flow from operations of approximately $4.6 million during the last three quarters of 1997.
Other (income) and expenses were $16.4 million for 1997. Expenses included $17.0 million in interest expense relating primarily to the First Mortgage Notes used to develop Casino Magic-Bossier City. Additionally, included in other income and expense are the gain on the sale of the Crescent City Riverboat of approximately $1.4 million and management fees of approximately $1.1 million.
Casino Magic-Bossier City incurred a net loss of $10.6 million during 1997, or a loss of $10,641 per share. This is the result of lower than anticipated revenues, exceptionally high advertising and promotional costs that should not recur in future periods and operating costs incurred in anticipation of significantly higher revenues, specifically in the first quarter of 1997.
                                       2

                       CASINO MAGIC OF LOUISIANA, CORP.
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                           OPERATIONS - (CONTINUED)

FROM  MAY  13,  1996  (INCEPTION)  THROUGH  DECEMBER  31,  1996:
The Company had no operations until the opening of Casino Magic-Bossier City on October 4, 1996. No revenues or expenses were incurred other than interest income, expense and capitalized interest prior to October 4, 1996. All normal operating expenses were capitalized under preopening costs until October 4, 1996, in accordance with the Company's accounting policies. The Company anticipated that its initial results might be adversely affected by opening with limited facilities while construction was proceeding on the permanent land-based amenities, as well as by the expensing of preopening costs. During the period from October 4, 1996 through December 31, 1996, Casino Magic-Bossier City generated revenues of approximately $12.6 million with only limited food, beverage and retail services. Such revenues were achieved in spite of the fact that high water on the Red River, which flooded the
Company's temporary parking area, caused the casino to be closed for fifteen days in November and December including two weekends, one the Thanksgiving holiday weekend. The substantially completed permanent Casino Magic-Bossier City facility, which opened on December 31, 1996, is located above the flood plain so that high water should not cause a closing in the future. The Company believes that such revenue levels were also adversely affected by the lack of competitive amenities during the period of operations with temporary land based facilities.
Total costs and expenses for the period May 13 1996 (inception) through December 31, 1996 were $20.1 million. These costs were significantly affected by several factors including: (i) most operating expenses were unusually high as a percentage of revenues due to the 15-day closure of the casino operations, which reduced revenues, although the Company continued to incur certain payroll and most other operating costs during the closure periods;
(ii) additional costs incurred because of opening and closing procedures necessary when the casino twice ceased operations during the high water periods; (iii) clean-up costs incurred due to high water during this period;
(iv) marketing costs increased due to efforts to inform customers of closures and subsequent reopenings; and (v) the Company incurred $6.5 million in preopening costs.
The Company incurred $2.7 million in other (income) and expenses for the period May 13, 1996 through December 31, 1996. This consisted of $7.3 million in interest expense on the First Mortgage Notes. Of this amount, the Company capitalized interest of $4.1 million relating to the construction of Casino Magic-Bossier City's entertainment facility and had interest income of $0.5 million earned on funds held in the Cash Collateral Accounts. No Contingent Interest was incurred or paid during this period.
The Company had a net loss of $10.0 million ended from May 13, 1996 (inception) through December 31, 1996. The net loss is attributable to the Company having had no operations until October 4, 1996, incurring $6.5 million in preopening costs, the closure of the casino due to high water for 15 days in November and December 1996, and the casino's beginning of operations before a substantial portion of the casino's amenities were completed.
LIQUIDITY  AND  CAPITAL  RESOURCES
At  December  31,  1998,  the  Company  had  unrestricted  cash and marketable securities  of  $8.6  million  compared  to  unrestricted  cash and marketable securities  of  $10.7  million  at  December  31, 1997.  Restricted marketable securities at December 31, 1998, were $0.1 million compared to $10.6 million at December 31, 1997. Proceeds from the sale of restricted marketable securities have been used to construct the 188-room hotel which opened in December 1998.
During  1998,  the  Company  generated  $4.2 million of cash flow in operating activities. The Company spent $18.6 million for acquisitions of property, equipment and other long-term assets, primarily for the construction of the 188-room hotel. Casino Magic-Bossier City issued $7.2 million in promissory notes to Casino Magic Corp. and Casino Magic Management Services and made principal payments on notes payable and long-term debt of $5.4 million. The First Mortgage Notes are governed by the Louisiana Indenture. The
Louisiana Indenture pursuant to which the First Mortgage Notes have been issued contains certain covenants that will limit the ability of the Company to, among other things, incur additional indebtedness and issue preferred stock, pay dividends, make investments or make other restricted payments, incur liens, enter into mergers or consolidations, enter into transactions with  affiliates  or  sell  assets.
The Company believes that cash at December 31, 1998, and cash flows from operations will be sufficient to service its operating and debt service requirements, through at least the next twelve months.
                                       3




INDEX TO FINANCIAL STATEMENTS
CONTENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PAGES
Report of Independent Public Account . . . . . . . . . . . . . . . . . . . . . . .  F-2
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
Statement of Operations for the years ended December 31, 1998, 1997 and for the period from May 13, 1996 (date of inception) through December 31, 1996. . . . . .  F-4
Balance Sheets as of December 31, 1998 and December 31, 1997 . . . . . . . . . . .  F-5
Statement of Changes in Equity for the years ended December 31, 1998, 1997 and for the period from May 13, 1996 (date of inception) through December 31, 1996. . . .  F-6
Statement of Cash Flows for the years ended December 31, 1998, 1997 and for the period from May 31, 1996 (date of inception) through December 31, 1996. . . . . .  F-7
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .  F-8

REPORT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS


To  Casino  Magic  of  Louisiana,  Corp.:

We have audited the accompanying balance sheet of Casino Magic of Louisiana, Corp. (a Louisiana corporation and a wholly owned subsidiary of Casino Magic Corp. which is a wholly owned subsidiary of Hollywood Park, Inc.) as of December 31, 1998 and 1997 and the related statements of operations, changes in equity and cash flows for each of the two years in the period ended December 31, 1998, and for the period from inception (May 13, 1996) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casino Magic of Louisiana, Corp. as of December 31, 1998 and 1997 and the results of its operations and development stage activities and its cash flows for each of the two years in the period ended December 31, 1998, and for the period from inception (May 13, 1996) through December 31, 1996, in conformity with generally accepted accounting principles.



                                                           ARTHUR ANDERSEN LLP

New  Orleans,  Louisiana,
February  23,  1999




                                       CASINO MAGIC OF LOUISIANA, CORP.
                                           STATEMENTS OF OPERATIONS


                                                                                                YEAR ENDED
                                                                                              MAY 13, 1996
                                                                   DECEMBER 31,           (INCEPTION) THROUGH
                                                                   1998            1997   DECEMBER 31, 1996
                                                   ---------------------  --------------  -------------------
REVENUES:
 Casino . . . . . . . . . . . . . . . . . . . . .  $        107,796,395   $  89,539,940   $       12,664,451
 Food and beverage. . . . . . . . . . . . . . . .             2,271,653       2,879,922                   --
 Other operating income . . . . . . . . . . . . .               842,798         785,226               73,349
                                                   ---------------------  --------------  -------------------
   Total revenues . . . . . . . . . . . . . . . .           110,910,846      93,205,088           12,737,800
                                                   ---------------------  --------------  -------------------

COSTS AND EXPENSES:
 Casino . . . . . . . . . . . . . . . . . . . . .            54,263,124      47,556,444            7,123,353
 Food and beverage. . . . . . . . . . . . . . . .             3,104,423       3,608,206                   --
 Other operating costs and expenses . . . . . . .               707,080         618,699               36,294
 Advertising and marketing. . . . . . . . . . . .            14,068,932      14,998,833            1,695,039
 General and administrative . . . . . . . . . . .             7,964,762       7,234,507            2,241,551
 Property operation, maintenance and energy cost.             4,549,677       4,975,789            1,060,727
 Rents, property taxes and insurance. . . . . . .             2,934,731       2,575,905              246,169
 Depreciation and amortization. . . . . . . . . .             6,514,933       5,899,975            1,136,883
 Preopening costs . . . . . . . . . . . . . . . .                    --              --            6,520,158
                                                   ---------------------  --------------  -------------------
   Total costs and expenses . . . . . . . . . . .            94,107,662      87,468,358           20,060,174
                                                   ---------------------  --------------  -------------------
INCOME (LOSS) FROM OPERATIONS . . . . . . . . . .            16,803,184       5,736,730           (7,322,374)
                                                   ---------------------  --------------  -------------------

OTHER (INCOME) EXPENSES:
 Interest expense . . . . . . . . . . . . . . . .            17,829,401      17,035,579            7,220,979
 Capitalized interest . . . . . . . . . . . . . .              (847,052)       (107,401)          (4,026,591)
 Interest income. . . . . . . . . . . . . . . . .              (447,570)       (464,259)            (488,774)
 Loss (gain) on disposal of assets. . . . . . . .             1,930,360      (1,439,916)
 Other (income) and expense . . . . . . . . . . .             4,959,923       1,354,504                 (818)
                                                   ---------------------  --------------  -------------------
   Total other expense. . . . . . . . . . . . . .            23,425,062      16,378,507            2,704,796
                                                   ---------------------  --------------  -------------------
LOSS BEFORE INCOME TAXES. . . . . . . . . . . . .            (6,621,878)    (10,641,777)         (10,027,170)
INCOME TAX EXPENSE (BENEFIT). . . . . . . . . . .                    --              --                   --
NET LOSS. . . . . . . . . . . . . . . . . . . . .  $         (6,621,878)  $ (10,641,777)  $      (10,027,170)
                                                   =====================  ==============  ===================



                                      SEE NOTES TO FINANCIAL STATEMENTS.


                             CASINO MAGIC OF LOUISIANA, CORP.
                                      BALANCE SHEETS

                                          ASSETS


                                                             DECEMBER 31,    DECEMBER 31,
                                                                     1998            1997
                                                            --------------  --------------
CURRENT ASSETS:
 Cash and cash equivalents . . . . . . . . . . . . . . . .  $   8,622,824   $  10,675,429
 Restricted marketable securities. . . . . . . . . . . . .        108,484      10,629,405
 Other current assets. . . . . . . . . . . . . . . . . . .      1,260,094       1,218,886
                                                            --------------  --------------
   Total current assets. . . . . . . . . . . . . . . . . .      9,991,402      22,523,720

PROPERTY AND EQUIPMENT, NET. . . . . . . . . . . . . . . .     92,218,176      77,263,462

OTHER LONG-TERM ASSETS
 Deferred gaming license cost, net . . . . . . . . . . . .     36,445,935      38,048,426
 Debt issuance costs, net. . . . . . . . . . . . . . . . .      3,890,239       4,710,121
 Other long-term assets. . . . . . . . . . . . . . . . . .        131,838          91,820
                                                            --------------  --------------
   Total other long-term assets. . . . . . . . . . . . . .     40,468,012      42,850,367
                                                            --------------  --------------
                                                            $ 142,677,590   $ 142,637,549
                                                            ==============  ==============

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
 Notes and contracts payable . . . . . . . . . . . . . . .  $   1,698,871   $      76,950
 Current maturities of long-term debt. . . . . . . . . . .      5,213,608       3,714,540
 Accounts payable. . . . . . . . . . . . . . . . . . . . .      4,925,136       3,665,071
 Accrued expenses. . . . . . . . . . . . . . . . . . . . .      1,800,200       4,222,609
 Accrued interest. . . . . . . . . . . . . . . . . . . . .      7,679,149       6,547,014
 Accrued payroll and related benefits. . . . . . . . . . .      2,426,360       2,942,523
 Accrued progressive gaming liabilities. . . . . . . . . .      1,669,583         388,221
 Other current liabilities . . . . . . . . . . . . . . . .             --         400,000
                                                            --------------  --------------
   Total current liabilities . . . . . . . . . . . . . . .     25,412,907      21,956,928

Other long-term liabilities. . . . . . . . . . . . . . . .      3,852,963       1,391,689

Long-term debt, net of current maturities. . . . . . . . .    118,349,249     117,604,583

SHAREHOLDER'S EQUITY (ACCUMULATED DEFICIT)
Common stock, $0.01 par value, 10,000 shares authorized,
 1,000 shares issued and outstanding at December 31, 1998
 and December 31, 1997                                                  1               1
Additional paid-in capital                                     22,353,295      22,353,295
Accumulated deficit. . . . . . . . . . . . . . . . . . . .    (27,290,825)    (20,668,947)
                                                            --------------  --------------
 Total shareholder's equity (accumulated deficit)              (4,937,529)      1,684,349
                                                            --------------  --------------
                                                            $ 142,677,590   $ 142,637,549
                                                            ==============  ==============

                            SEE NOTES TO FINANCIAL STATEMENTS.


                            CASINO MAGIC OF LOUISIANA, CORP.
                             STATEMENTS OF CHANGES IN EQUITY

                          Common  Stock      Additional       Retained
                         Shares  Amount   Paid-in-Capital     Earnings         Total
                         ------  -------  ----------------  -------------  -------------
BALANCE AT MAY 13, 1996      --  $    --  $             --  $         --   $         --
Stock issued. . . . . .   1,000        1        21,000,295            --     21,000,296
Paid-in-Capital . . . .      --       --         1,353,000            --      1,353,000
Net loss. . . . . . . .      --       --                --   (10,027,170)   (10,027,170)
                         ------  -------  ----------------  -------------  -------------
BALANCE AT
DECEMBER 31, 1996 . . .   1,000  $     1  $     22,353,295  $(10,027,170)  $ 12,326,126
Net loss. . . . . . . .      --       --                --   (10,641,777)   (10,641,777)
                         ------  -------  ----------------  -------------  -------------
BALANCE AT
  DECEMBER 31, 1997 . .   1,000  $     1  $     22,353,295  $(20,668,947)  $  1,684,349
Net loss. . . . . . . .      --       --                --    (6,621,878)    (6,621,878)
                         ------  -------  ----------------  -------------  -------------
BALANCE AT
  DECEMBER 31, 1998 . .   1,000  $     1  $     22,353,295  $(27,290,825)  $ (4,937,529)
                         ======  =======  ================  =============  =============















                           SEE NOTES TO FINANCIAL STATEMENTS.



                                           CASINO MAGIC OF LOUISIANA, CORP.
                                               STATEMENTS OF CASH FLOWS


                                                                                                        MAY 13, 1996
                                                                                                         (INCEPTION)
                                                                                                            THROUGH
                                                                           YEAR ENDED DECEMBER 31,       DECEMBER 31,
                                                                                  1998           1997           1996
                                                              -------------------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss. . . . . . . . . . . . . . . . . . . . . . . . . .  $             (6,621,878)  $(10,641,777)  $(10,027,170)
 Depreciation                                                                4,912,433      4,281,626        740,922
 Amortization                                                                1,602,491      1,618,349        395,961
 (Gain) loss on disposal of property and equipment                           1,930,360     (1,439,916)          (818)
 Amortization of debt issuance costs                                           819,882        931,567        322,594
 Preopening costs                                                                   --             --      6,520,158
 (Increase) decrease in prepaid expenses                                       227,229       (161,260)      (166,824)
 Increase in notes and accounts receivable, net. . . . . . .                  (208,107)      (113,311)      (345,116)
 Increase in other current assets. . . . . . . . . . . . . .                   (60,329)       (85,250)      (131,147)
 Increase (decrease) in accounts payable                                       916,075       (102,171)     2,180,746
 Increase (decrease) in accrued expenses                                        38,865      5,133,580        535,661
 Increase in accrued interest                                                  285,083        901,037      3,715,909
 Increase (decrease) in accrued payroll and related benefits                  (516,162)     1,222,331      1,720,191
 Increase in accrued progressive gaming liabilities                          1,281,361        274,790        113,432
 Increase (decrease) in other current liabilities                             (400,000)       400,000             --
                                                              -------------------------  -------------  -------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                    4,207,303      2,219,595      5,574,499
                                                              -------------------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of property and equipment                                       --     11,707,244             --
 Acquisitions of property and equipment. . . . . . . . . . .               (18,562,376)    (7,226,920)   (52,098,366)
 Acquisition of property held for sale                                              --       (154,750)       (70,944)
 Acquisition of gaming license                                                      --             --    (15,250,000)
 Expenditures for preopening costs                                                  --             --     (6,520,158)
 (Increase) decrease in deposits and other long-term assets                    (40,018)        57,021       (245,969)
 (Increase) decrease in marketable securities                               10,520,921    (10,629,405)            --
                                                              -------------------------  -------------  -------------

NET CASH USED IN INVESTING ACTIVITIES. . . . . . . . . . . .                (8,081,473)    (6,246,810)   (74,185,437)
                                                              -------------------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt                                    7,225,606      3,850,001    116,700,000
 Principal payments on notes payable and long-term debt. . .                (5,404,041)    (9,461,430)   (44,169,002)
 Capital contributions received                                                     --             --     22,358,295
 Debt issue costs                                                                   --       (544,707)    (5,419,575)
                                                              -------------------------  -------------  -------------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          1,821,565     (6,156,136)    89,469,718
                                                              -------------------------  -------------  -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (2,052,605)   (10,183,351)    20,858,780

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              10,675,429     20,858,780             --
                                                              -------------------------  -------------  -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                      $              8,622,824   $ 10,675,429   $ 20,858,780
                                                              =========================  =============  =============

                                          SEE NOTES TO FINANCIAL STATEMENTS.


                                              CASINO MAGIC OF LOUISIANA, CORP.
                                                  STATEMENTS OF CASH FLOWS




                                                                                                                MAY 13, 1996
                                                                                                                 (INCEPTION)
                                                                                                                     THROUGH
                                                                                     YEAR ENDED DECEMBER 31,    DECEMBER 31,
                                                                                             1998         1997          1996
                                                                        -------------------------  ------------  -----------
CASH PAID DURING THE PERIOD FOR:
 Interest (net of amount capitalized)                                   $              15,028,592  $15,110,640   $        --
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
 Property and equipment and other asset acquisitions
   included in accounts and construction payable and accrued
   expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  2,508,032     (832,364)  $ 5,074,056
 Property and equipment and property held for sale financed
   with long-term debt . . . . . . . . . . . . . . . . . . . . . . . .                    345,220      946,000    32,493,913
 Gaming license acquisition financed with long-term debt                                       --           --    21,617,612
 Other current assets in accounts payable                                                      --      105,932            --

                                             SEE NOTES TO FINANCIAL STATEMENTS.

                       CASINO MAGIC OF LOUISIANA, CORP.
                         NOTES TO FINANCIAL STATEMENTS
1.          SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:
ORGANIZATION  AND  BASIS  OF  PRESENTATION:
On May 13, 1996 ("Inception"), Jefferson Casino Corporation ("Jefferson Corp."), a Louisiana corporation and a wholly owned subsidiary of Casino Magic Corp. ("Casino Magic"), commenced development stage activities by acquiring all of the outstanding capital stock of Crescent City Capital Development Corporation, a Louisiana corporation. Effective October 15, 1999, the Company became a wholly owned subsidiary of Hollywood Park, Inc. (see "Merger" description below). Immediately following the acquisition of Crescent City Capital Development Corporation ("Crescent City"), the name was changed to Casino Magic of Louisiana, Corp. ("Louisiana Corp." or the "Company"). Louisiana Corp. has developed a dockside riverboat casino and entertainment complex in Bossier City, Louisiana ("Casino Magic-Bossier City"). Casino Magic-Bossier City opened on October 4, 1996, using a temporary facility, thereby completing its development stage activities, and opened the permanent facility on December 31, 1996. Prior to October 4, 1996, the Company had no
material revenues or expenses other than interest income and expense. Prior to Inception, Jefferson Corp. had no business activities and Crescent City was a wholly owned subsidiary of Capital Gaming International, Inc. with which Jefferson Corp. had no affiliation. Crescent City obtained a gaming license from the State of Louisiana and on April 4, 1995, began operations on a riverboat casino, the Crescent City Queen (the "Crescent City Riverboat"), docked on the Mississippi River at New Orleans, Louisiana. On June 9, 1995 Crescent City ceased gaming operations and subsequently converted an involuntary bankruptcy proceeding to a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court. A plan of reorganization was developed, and was confirmed by the U.S. Bankruptcy Court on April 29, 1996 (the "Plan of Reorganization"). Pursuant to the Plan of Reorganization, Crescent City was discharged from substantially all of its liabilities prior to the acquisition. The purchase of the outstanding capital stock of Crescent City by Jefferson Corp. was effected as part of the Plan of Reorganization. Although the substance of the transaction was an acquisition of certain assets, the acquisition was structured as a stock purchase to satisfy Louisiana gaming license requirements. Crescent City had discontinued all gaming activities after only 65 days of operations in the New Orleans market and its only significant assets consisted of the Crescent City Riverboat, a Louisiana gaming license, and the furniture, fixtures and gaming equipment located on the Crescent City Riverboat. As a result of the foregoing factors, management believes that the financial position and operating results of Crescent City prior to the acquisition are not meaningful and are therefore not presented because the Company operates in a different market including different cruising requirements, with a different vessel and facility, under different management and ownership and using a different name and marketing theme.

MERGER  :
On February 19, 1998, Casino Magic entered into an Agreement and Plan of Merger (the "Merger Agreement") with Hollywood Park, Inc. ("Hollywood Park"), and Acquisition II, Inc. ("HP") a wholly-owned subsidiary of Hollywood Park. Under the Merger Agreement, on October 15, 1998, Casino Magic merged with HP and Casino Magic became the surviving entity and became a wholly-owned subsidiary of Hollywood Park. Upon the Merger, the shareholders of Casino Magic received $2.27 for each share of Casino Magic's stock held. The Merger was accounted for by Hollywood Park using the purchase method. The effects of the purchase price allocation are not reflected in the accompanying financial statements, but are included in the consolidated financial statements of Hollywood Park.

                       CASINO MAGIC OF LOUISIANA, CORP.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
1.          ORGANIZATION  AND  BASIS  OF  PRESENTATION  (CONTINUED):
CASINO  REVENUES  AND  COMPLIMENTARIES:
In accordance with common industry practice, casino revenues are the net of gaming wins less losses. Revenues exclude the retail value of complimentary rooms, food, and beverage furnished gratuitously to customers. The estimated departmental costs of providing rooms, food, and beverage services are included in casino expense as follows:

Years  Ended  December  31,
---------------------------
1998           1997
----------  ----------
8,200,000  $7,500,000
==========  ==========



CASH  AND  CASH  EQUIVALENTS:
For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
MARKETABLE  SECURITIES:
The Company holds U.S. agency securities as held to maturity and as such, the investments are recorded at amortized cost, which, based on the short term nature of the investments approximates fair value.
The Louisiana First Mortgage Notes (See Note 4), restrict the use of certain cash amounts. At December 31, 1997, funds relating to the net proceeds from the sale of the Crescent City Queen Riverboat ($11.7 million) are restricted to be used for capital improvements at Casino Magic-Bossier City. The balances that remain in these restricted accounts at December 31, 1998 are shown as marketable securities and are restricted.
PROPERTY  AND  EQUIPMENT:
Property  and  equipment  are  stated  at  cost.    Depreciation,  including
amortization of capital leases and leasehold improvements, is computed using the straight-line method. Estimated useful lives for property and equipment are 18 - 39 years for barges and buildings, life of the lease for leasehold improvements and 5-7 years for furniture and equipment.
Normal repairs and maintenance are charged to expense when incurred. Expenditures which materially extend the useful life of capital assets are capitalized.
AMORTIZATION  OF  INTANGIBLES:
Deferred charges relating to debt issuance costs on long-term debt instruments are amortized over the life of the related debt using the straight-line method which approximates the effective interest rate method. Included under other assets is "Deferred gaming license cost". Deferred gaming license costs represents the estimated fair value of the Louisiana gaming license, an asset acquired in conjunction with the purchase of Crescent City. This cost is being amortized on a straight-line basis over twenty-five years, the estimated period to be benefited by the license, commencing at the time gaming operations began at Casino Magic-Bossier City.

PREOPENING  COSTS:
Expenses incurred prior to opening and operation of the hotel in December 1998 were expensed as incurred. Prior to 1998, preopening costs were initially capitalized and then expensed when the related business commenced operations. In April 1998, Statement of Position 98-5 Reporting on the Costs of Start-Up Activities was issued and was effective for years after December 31, 1998. Statement of Position 98-5 required that start-up activities and organizational costs be expensed as incurred. The adoption of Statement of Position 98-5 did not have an impact on the financial statements of the Company.
INCOME  TAXES:
Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                       CASINO MAGIC OF LOUISIANA, CORP.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
1.          ORGANIZATION  AND  BASIS  OF  PRESENTATION  (CONTINUED):
ACCOUNTING  PRONOUNCEMENTS:
LONG-LIVED ASSETS. The Company periodically reviews the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or the estimates of useful lives. This evaluation consists of the Company's projection of the undercounted operating income before depreciation, amortization and interest over the remaining lives of the excess costs, in accordance with FASB Statement No. 121 Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed Of. Based on its review, the Company believes that as of December 31, 1998, there were no significant impairments of its long-lived assets or related intangible assets.
DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In September 1998, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). The Company has not made such investments in the past and does not expect to make such investments in the foreseeable future, and thus
SFAS  No.  133  has  no  impact  on  the  financial  reporting of the Company.
SFAS No. 133 established accounting and reporting standards with respect to recording derivative instruments on the balance sheet measured at its fair value. SFAS No. 133 will be effective for accounting years beginning after June 15, 1999.
COMPREHENSIVE INCOME. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard's No. 130, Reporting Comprehensive Income ("SFAS No. 130"), which became effective for years beginning after December 31, 1997. SFAS No. 130 requires the classification of other comprehensive income by its nature in a financial statement, and to disclose the accumulated balance of other comprehensive income separately in the shareholders' equity section of the balance sheet.
CERTAIN  SIGNIFICANT  RISKS  AND  UNCERTAINTIES:
GAMING REGULATION LICENSING. The Company's ability to conduct gaming operations in the State of Louisiana depends on the continued licensability or qualification of Hollywood Park, Casino Magic, Jefferson Corp. and Louisiana Corp. under Louisiana Gaming Regulations. Such licensing and qualifications will be reviewed periodically by the gaming authorities in Louisiana. COMPETITION. The gaming industry is extremely competitive and the Company will face competition from developments in both the Bossier City/Shreveport area and other jurisdictions.
Substantial leverage and ability to service debt. The Company is highly leveraged, with substantial debt service in addition to operating expenses. PERVASIVENESS OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       CASINO MAGIC OF LOUISIANA, CORP.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
2.          NOTES  AND  CONTRACTS  PAYABLE:
Short-term  notes  and  contracts  payable  consist  of  the  following:

                                December  31,
                                -------------

                               1998      1997
                            ----------  -------
Construction contracts (a)  $1,698,871  $    --
Other (b)                           --   76,950
                            ----------  -------
                            $1,698,871  $76,950
                            ==========  =======

(a) Consists of various payables relating to both fixed and cost plus contracts.
(b) In 1997, the balance consisted of one note payable with the balance of $76,950, payable of monthly installments of $12,825.



3.          LONG-TERM  DEBT:
Long-term  debt  consists  of  the  following:

                                             DECEMBER  31,
                                             -------------
                                        1998           1997
                                    -------------  -------------
Notes payable, bank (a)             $  1,705,249   $  3,993,039
Equipment contracts (b)                1,700,218      2,293,017
Other (c)                                 38,684         33,067
Other, promissory note (d)             7,243,705             --
Louisiana First Mortgage Notes (e)   112,875,000    115,000,000
                                    -------------  -------------
                                     123,562,856    121,319,123
Less current maturities               (5,213,608)    (3,714,540)
                                    -------------  -------------
                                    $118,349,248   $117,604,583
                                    =============  =============

                       CASINO MAGIC OF LOUISIANA, CORP.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
3.          LONG-TERM  DEBT  (CONTINUED):
(a) Consists of two notes payable to banks. The detail of these notes is as follows: (i) Original note of $1,700,000 collateralized by gaming
equipment.    Payments  of  principal  and  interest  based  on  a  36  month amortization through May 1998. The note bears interest at prime plus 0.25% (8.75% at December 31, 1998) with a final balloon payment due August 1999.
(ii)  Original  note  of  $3,850,000 collateralized by certain equipment.  The note is payable in 10 quarterly payments of $385,000, including interest at 8.25%. At December 31, 1998, the Company was in compliance with the debt covenants relating to this note.
(b) Consists of four notes collateralized by equipment. The detail of these notes is as follows: (i) Original note of $946,005 payable in eleven monthly payments of $78,833, including interest at prime plus 3% (10.75% at December 31, 1998) with final balloon payment due at term of note. (ii) Original note of $1,075,740 collateralized by equipment, payable in twenty-three monthly payments of $44,823, including interest at prime plus 1% (8.75% at December 31, 1998) with final balloon payment due at term of note. In March 1998 these two notes were refinanced to a term loan payable in twenty-three monthly installments of $93,465 bearing interest at 10.5% with a final balloon payment due in March 2000. (iii) Original note of $442,359 collateralized by equipment, payable in thirty-six monthly payments of $13,923, including principal and interest at 8.3% with the final payment due September 1999. (iv) Original note of $59,135.01 collateralized by equipment, payable in twelve monthly payments of $4,798.67, including principal and interest at 12%.
(c) Consists of various collateralized notes payable through the year 2001. The interest rates on those notes vary from 9.6% to 12.95% fixed rates.
(d) Consists of one promissory note payable to Casino Magic Corp. and two promissory notes payable to Casino Magic Management Services. The detail of these notes is as follows: (i) Original balance of $1,000,000 payable in thirty-six consecutive monthly installments of $31,451.82 beginning January 1999, including principal and interest at 8.25%. (ii) Original balance of $5,000,000 payable in thirty-six consecutive monthly installments of $156,820.78 beginning January 1999, including principal and interest at 8.25%.
(iii) Original balance of $1,243,705 payable in thirty-six consecutive monthly installments of $39,115.13 beginning January 1999, including principal and interest at 8.25%.

(e) On August 22, 1996, the Company sold $115,000,000 aggregate principal amount of 13%, First Mortgage Notes due 2003 with Contingent Interest ("First Mortgage Notes"). Contingent Interest is payable on the First Mortgage Notes, on each interest payment date, in an aggregate amount equal to 5% of Casino Magic-Bossier City's Adjusted Consolidated Cash Flow (as defined in the First Mortgage Notes Indenture ("Louisiana Indenture") for the Accrual Period (as defined in the Louisiana Indenture, but generally a six month period) last completed prior to such interest payment date; provided that no Contingent Interest is payable with respect to any period prior to the Commencement Date (as defined in the Louisiana Indenture). Payment of all or a portion of any installment of Contingent Interest may be deferred, at the option of Casino Magic-Bossier City, if, and only to the extent that, (i) the payment of such portion of Contingent Interest will cause Casino Magic-Bossier City's Adjusted Fixed Charge Coverage Ratio (as defined in the Louisiana Indenture) for Casino Magic-Bossier City's most recently completed Reference Period prior to such interest payment date to be less than 1.5 to 1.0 on a pro forma basis after giving effect to the assumed payment of such Contingent Interest and (ii) the principal amount of the First Mortgage Notes corresponding to such Contingent Interest has not then matured and become due and payable (at stated maturity, upon acceleration, upon redemption, upon maturity of a repurchase obligation or otherwise). The aggregate amount of Contingent Interest payable in any Semiannual Period will be reduced pro rata for reductions in the outstanding principal amount of notes prior to the close of business on the record date immediately preceding such payment of Contingent Interest.
The First Mortgage Notes are secured by a first priority security interest, subject to permitted liens, in substantially all of the existing and future assets of Bossier City, including the Bossier Riverboat and substantially all of the other assets that comprise Casino Magic-Bossier CityThe Jefferson Corp. Guarantee will be secured by a pledge of all of the capital stock of Casino Magic of Louisiana, Corp. a wholly owned subsidiary of Jefferson Corp.

                       CASINO MAGIC OF LOUISIANA, CORP.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
3.          LONG-TERM  DEBT  (CONTINUED):
Casino Magic-Bossier City has contractually committed to apply net proceeds from the asset sale of the Crescent City Riverboat to the construction of an entertainment facility or hotel.
The  First  Mortgage  Notes  are  governed  by  the  Louisiana  Indenture. The
Louisiana Indenture pursuant to which the First Mortgage Notes have been issued contains certain covenants that will limit the ability of Casino Magic-Bossier City to, among other things, incur additional indebtedness and issue preferred stock, pay dividends, make investments or make other restricted payments, incur liens, enter into mergers or consolidations, enter into transactions with affiliates or sell assets.
The merger with Hollywood Park, Inc. is a Change of Control. Each Holder of First Mortgage Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of repurchase. Within 30 days following the Change of Control, the Company mailed a notice to each Holder describing the transaction that constitutes a Change of Control and offered to repurchase the First Mortgage Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the First Mortgage Notes. On December 22, 1998, principal amount of $2,125,000 of the First Mortgage Notes were redeemed. Redemption costs, including a redemption premium, interest and write-off of unamortized debt issuance costs, were approximately $192,000 and are included in the accompanying statement of operations  for  the  year  ended  December  31,  1998.
The  Louisiana  First  Mortgage  Notes  are  redeemable  at  the option of the
Company.    The  redemption  amounts  are  as  follows:
Through  August  15,
2000          106.500%
2001          104.332%
2002          102.166%
The  Indenture  requires the disclosure of the following information for 1998:
Contingent  Interest  paid           $       --
Contingent  Interest  accrued        $1,231,000
Accrued  Management  Fees            $2,463,000
Adjusted  Consolidated  Cash  Flow   $24,613,000
All  the  above  terms  are  as  defined  in  the  Indenture.
Maturities of the Company's long-term debt, including capital lease obligations, as of December 31, 1998, are as follows:


YEAR  ENDING DECEMBER 31,
--------------------------
1999 . . . . . . . . . . .  $  5,213,608
2000 . . . . . . . . . . .     2,860,119
2001 . . . . . . . . . . .     2,614,130
2002 . . . . . . . . . . .            --
2003 . . . . . . . . . . .   112,875,000
Thereafter . . . . . . . .            --
                            ------------
123,562,857
==========================

                       CASINO MAGIC OF LOUISIANA, CORP.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
4.          BENEFIT  PLAN:
The Company participates in Casino Magic Corp.'s 401(k) Plan (the "401(k) Plan"), a defined contribution plan covering all eligible employees of the Company who have one year of service and are age twenty-one or older. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Each year, participants may contribute up to 15% of pretax annual compensation, as defined in the 401(k) Plan. The Company's matching and/or additional contributions may be contributed at the discretion of the Company's Board of Directors. The Company's contributions to the 401(k) Plan are allocated to employed participants' accounts as of the last day of the plan year. Total employer contributions to the 401(k) Plan for the periods ended December 31, 1998, 1997 and 1996 were approximately
$57,700,  $20,000  and  $3,768,  respectively.
5.          RELATED  PARTY  TRANSACTIONS:
In August 1996, the Company entered into a management agreement (the "Management Agreement") with Casino Magic and a wholly owned subsidiary of Casino Magic (the "Manager") for a term of 10 years. In consideration for the license of the "Casino Magic" name and the services provided under the Management Agreement, the Company has agreed to pay a management fee equal to 10% of Adjusted Consolidated Cash Flow, as defined in the Indenture. Payment of the management fee will be subject to certain restrictions contained in the Indenture. The Company accrued management fees of $1.4 million and $2.5 million during 1998 and 1997, respectively, none of which has been paid. No management fees were accrued or paid in 1996 as the fees were not applicable until the permanent facility opened on December 31, 1996 (see Note 1). During 1998, the Company executed certain promissory notes payable to Casino Magic Corp. and Casino Magic Management Services (See Note 4).
6.          INCOME  TAXES:
Components  of  deferred  tax  liabilities  (assets)  are  as  follows:


                                            DECEMBER
                                         1998           1997
                                 -------------  -------------
Depreciation and amortization .  $  4,005,309   $  2,727,118
Write-off preopening costs. . .    (1,684,808)    (1,720,565)
Net operating loss carryforward   (12,452,198)   (10,890,715)
Other . . . . . . . . . . . . .    (2,205,242)    (1,027,937)
                                 -------------  -------------
Gross deferred tax assets . . .   (12,336,948)   (10,912,099)
                                 -------------  -------------
Less valuation allowance. . . .    12,336,948     10,912,099
                                 =============  =============
 Net deferred tax liabilities .  $         --   $         --
                                 =============  =============


                       CASINO MAGIC OF LOUISIANA, CORP.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
6.          INCOME  TAXES  (CONTINUED):
The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income from continuing operations as a result of the following differences:


                                                        DECEMBER
                                                      1998          1997
                                               ------------  ------------
Statutory U.S. tax rate (35%) . . . . . . . .  $(2,317,657)  $(3,724,622)
Increase (decrease) in rates resulting from:
Expenses which were non-deductible
 for tax purposes . . . . . . . . . . . . . .      330,669       914,000
Expenses which were deductible for
 tax purposes and not book. . . . . . . . . .           --    (4,255,000)
Valuation allowance . . . . . . . . . . . . .    1,424,849     6,637,388
Other . . . . . . . . . . . . . . . . . . . .      562,139       428,234
                                               ------------  ------------
Effective tax rate (0%) . . . . . . . . . . .  $        --   $        --
                                               ============  ============





The valuation allowance against deferred tax assets was recorded in recognition of operating losses incurred by the Company since Inception.
7.          FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS:
The carrying amounts and fair values of the Company's financial instruments at December 31, 1998 are as follows:


                                                         Carrying     Fair
(In thousands)                                            Amount     Value
-------------------------------------------------------  ---------  --------
Cash and cash equivalents . . . . . . . . . . . . . . .  $   8,623  $  8,623
Marketable securities . . . . . . . . . . . . . . . . .        108       108
Notes payable and current maturities of long-term debt
     and long-term debt . . . . . . . . . . . . . . . .    123,562   127,668


The following methods and assumptions were used by the Company in estimating its fair value disclosure:
Cash and cash equivalents and marketable securities. The carrying amount reported on the balance sheet approximates its fair value because of the short nature of these instruments.
Notes payable and current maturities of long-term debt and long-term debt. The fair value of the Company's debt either approximates its carrying value or
is    based  upon  the  market  price  of  the  debt  instruments.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.